Exhibit 5.2

[LETTERHEAD OF CARLTON FIELDS, P.A.]

January 27, 2011

Intcomex, Inc.

3505 N.W. 107th Avenue

Miami, Florida 33178

Re:

Software Brokers of America, Inc., a Florida corporation (“SBA”), Nexxt Solutions LLC, a Florida limited liability company (“Nexxt”), KLIP Xtreme LLC, a Florida limited liability company (“KLIP”), Forza Power Technologies LLC, a Florida limited liability company (“Forza” and, together with SBA, Nexxt and KLIP, the “Florida Guarantors”), the Guarantors as defined in that certain Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) of even date in respect of the 13 1/4% Second Priority Senior Secured Notes due 2014 (the “Exchange Notes”) of Intcomex, Inc., a Delaware corporation (the “Company”), being issued in exchange for the Company’s 13 1/4% Second Priority Senior Secured Notes due 2014 originally issued on December 22, 2009 (the “Initial Notes”)

Dear Ladies and Gentlemen:

We have acted as special Florida counsel to the Florida Guarantors, for purposes of this opinion letter, in connection with the filing, as of the date hereof, of the Registration Statement with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in respect of the Exchange Notes, being issued in exchange for the Initial Notes. The Exchange Notes will be issued under an Indenture (the “Indenture”), dated as of December 22, 2009, among the Company, the Florida Guarantors and The Bank of New York Mellon Trust Company, N.A. in its capacity as trustee (the “Trustee”), among others. The Indenture includes the guarantees of the Exchange Notes by the Florida Guarantors.

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Registration Statement.

For purposes of this letter, we have reviewed the following documents:

(1)	the Registration Statement;

(2)	an executed copy of the Indenture, including the certificated form of the Exchange Notes;

(3)	the certificates, each dated January 20, 2011, from the Secretary of State of the State of Florida (the “Florida Secretary of State”), as to the existence and good standing of each Florida Guarantor; and

(4)	copies of the Articles of Incorporation or Articles of Organization of each Florida Guarantor and the Bylaws or Operating Agreement of each Florida Guarantor, certified by the Florida Secretary of State as true and correct.

The documents referenced in items (1) and (2) above are collectively referred to herein as the “Transaction Documents.”

In addition to the above, we have reviewed (i) the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Florida Guarantors, and such other instruments and other certificates of public officials, officers and representatives of the Florida Guarantors and such other persons, and we have made such investigations of law, as we have deemed necessary as a basis for the opinions expressed below; and (ii) such other documents, certificates, instruments and agreements as in our judgment are necessary or appropriate to enable us to render this opinion.

January 27, 2011

In rendering this opinion, you have authorized us to assume, and we have therefore assumed, without undertaking any independent investigation, verification, or research of any kind that:

(a) all signatures are genuine, all natural persons are competent and of legal capacity, all documents submitted to us as originals are authentic, all documents furnished to us as certified, photostatic, or facsimile copies conform to original documents, and the original of such documents are authentic;

(b) all applicable recording and filing fees and taxes payable in connection with the recording and filing of the Transaction Documents have been or will be paid when due;

(c) reasonably equivalent value has been given to each of the Florida Guarantors;

(d) each Florida Guarantor is solvent (meaning that each can and has paid its obligations as same have come due, in the ordinary course of business, and that the value of each of the Florida Guarantor’s assets exceeds that of its liabilities) and the entering into of the Transaction Documents will not cause any Florida Guarantor to become insolvent;

(e) the laws of the State of New York and any other jurisdiction which governs the Transaction Documents are identical to the laws of the State of Florida; and

(f) any and all security instruments executed or to be executed as contemplated by the Transaction Documents have been duly authorized and validly executed and delivered and are valid, binding and enforceable agreements.

In connection with rendering our opinion, you have specifically authorized us to rely upon and assume as accurate and complete, and we therefore have relied upon and assumed to be accurate and complete, the following as they relate to any facts material to the opinions expressed below, without any independent investigation, research, or verification of any kind by us: (i) the representations and warranties of each of the Florida Guarantors contained in the Transaction Documents, (ii) certificates of public officials, and (iii) statements and representations of the officers and other representatives of each of the Florida Guarantors as they relate to any facts material to the opinions expressed below.

Based solely on the foregoing, and in reliance thereon, and subject to the assumptions, limitations, and exceptions set forth herein, we are of the opinion that:

1. SBA is a corporation validly existing and in good standing under the laws of the State of Florida.

2. Nexxt is a limited liability company validly existing and in good standing under the laws of the State of Florida.

3. KLIP is a limited liability company validly existing and in good standing under the laws of the State of Florida.

4. Forza is a limited liability company validly existing and in good standing under the laws of the State of Florida.

5. The execution and delivery by SBA of each Transaction Document to which SBA is a party, and the performance of the transactions contemplated thereby, have been duly authorized and approved by all requisite corporate action on the part of SBA, and each of the Transaction Documents is a valid, binding and enforceable agreement of SBA.

January 27, 2011

6. The execution and delivery by Nexxt of each Transaction Document to which Nexxt is a party, and the performance of the transactions contemplated thereby, have been duly authorized and approved by all requisite action on the part of Nexxt, and each of the Transaction Documents is a valid, binding and enforceable agreement of Nexxt.

7. The execution and delivery by KLIP of each Transaction Document to which KLIP is a party, and the performance of the transactions contemplated thereby, have been duly authorized and approved by all requisite action on the part of KLIP, and each of the Transaction Documents is a valid, binding and enforceable agreement of KLIP.

8. The execution and delivery by Forza of each Transaction Document to which Forza is a party, and the performance of the transactions contemplated thereby, have been duly authorized and approved by all requisite action on the part of Forza, and each of the Transaction Documents is a valid, binding and enforceable agreement of Forza.

The opinions set forth above are subject to the following qualifications:

(a) Insofar as the foregoing opinions relate to the valid existence and good standing of each of the Florida Guarantors, they are based solely on the certificates of good standing received from the Florida Secretary of State;

(b) Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of each of the Florida Guarantors (i) we have assumed that each party to such agreement (other than the Florida Guarantors) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (ii) such opinions are subject to limitations imposed by applicable bankruptcy, moratorium, insolvency, reorganization, fraudulent conveyance and similar laws affecting creditors’ rights generally and to general principles of equity, including judicially-developed doctrines relevant to any of the foregoing laws, and except as the enforceability of the Transaction Documents may be further limited by:

(1) limitations imposed by state or federal laws and decisions which may affect some of the self-help and other remedies specified therein;

(2) the availability of equitable remedies, including, without limitation, specific performance and injunctive relief, which are subject to the discretion of the court where any proceeding may be brought;

(3) other court decisions holding, under the circumstances in a particular case, restrictive covenants or other provisions similar to those in the Transaction Documents unenforceable because they are found to be unconscionable, to permit improper self-help or to violate implied covenants of good faith and fair dealing, or other reasons;

(4) court decisions finding provisions in the Transaction Documents, purporting to permit service of process by certified mail, return receipt requested, unenforceable as a means of obtaining personal jurisdiction;

(5) requirements under Chapter 679, Florida Statutes, of notice to be provided by a secured party to a debtor, guarantors and other secured parties prior to the exercise of remedies following default; and

(6) limitations on the enforceability of the Transaction Documents if the amount of interest paid or to be paid is found to be usurious;

January 27, 2011

(c) We express no opinion as to the establishment or perfection of any security interest in any of the assets of the Florida Guarantors or any other party to the Transaction Documents;

(d) We express no opinion as to the creation, attachment, validity, binding effect, enforceability, perfection or priority of any security interest that may be provided for in the Transaction Documents;

(e) We express no opinion as to the effect of the law of any jurisdiction other than the State of Florida, wherein the Trustee or any holder may be located or wherein enforcement of the Transaction Documents may be sought that limits the rates of interest legally chargeable or collectible; and

(f) The foregoing opinions are limited to the federal law of the United States and the law of the State of Florida, but we express no opinion as to any state securities or Blue Sky laws or any United States federal securities laws.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Act or the rules and regulations of the Commission issued thereunder. This opinion is limited to the laws in effect as of the date hereof. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours, CARLTON FIELDS, P.A.

By:	/s/ Dennis J. Olle
Dennis J. Olle

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